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AMENDMENT TO SECURITIES PURCHASE AGREEMENT, CONSENT TO ALLONGE TO SENIOR SUBORDINATED NOTE AND PIK NOTES, CONSENT TO DISPOSITIONS AND WAIVER

    THIS AMENDMENT TO SECURITIES PURCHASE AGREEMENT, CONSENT TO ALLONGE TO SENIOR SUBORDINATED NOTE AND PIK NOTES, CONSENT TO DISPOSITIONS AND WAIVER(this "Amendment") is entered into as of the thirteenth day of April 2001, by and among GENTLE DENTAL SERVICE CORPORATION, a Washington corporation ("GDSC"), GENTLE DENTAL MANAGEMENT, INC., a Delaware corporation ("GDMI"), DENTAL CARE ALLIANCE, INC., a Delaware corporation ("DCA"), INTERDENT, INC., a Delaware corporation ("Parent"), the Subsidiaries of the Issuers named as "Subsidiary Guarantors" herein, and LEVINE LEICHTMAN CAPITAL PARTNERS II, L.P., a California limited partnership (the "Purchaser").

    WHEREAS, the Issuers and the Purchaser entered into that certain Securities Purchase Agreement, dated as of June 15, 2000 (the "Securities Purchase Agreement") providing, inter alia, for the sale to the Purchaser of the Note in the principal amount of $25,500,000.00; and

    WHEREAS, the Issuers have committed certain defaults and events of default under the Senior Credit Agreements and have requested the Senior Lenders to waive those defaults and events of default and to amend the Senior Credit Agreements; and

    WHEREAS, the Senior Lenders have conditioned their waivers to and the amendments of the Senior Credit Agreements upon the Issuers and the Purchaser entering into this Amendment and amending the Note as set forth in the Allonge (as defined below); and

    WHEREAS, the Purchaser will receive significant benefits from the waivers and amendments to the Senior Credit Agreements; and

    WHEREAS, the Issuers have requested that the Purchaser consent, and the Purchaser has agreed to consent, to (i) the sale of assets of GDSC and its subsidiary, DentalCo Management Services of Maryland, Inc. ("DMSM"), that are used in the operations of the Affiliated Dental Practices known as Mid-Atlantic Dental Associates of Annapolis and Mid-Atlantic Dental Associates of Cross Keys (the "Annapolis/Cross Keys Practices") to MON Acquisition Corp., pursuant to an Asset Purchase Agreement dated on or about April 12, 2001 (the "MON Disposition"), (ii) the sale of assets of GDSC that are used in the operations of the Affiliated Dental Practice conducted by Burns Dental Corporation under the name Naismith Dental Group to Villanova, LLC., pursuant to an Asset Purchase Agreement dated April 2001 (the "Villanova Disposition"), and (iii) the sale by Parent of all outstanding stock of DCA and assets used in connection with the operation and management of DCA and certain Attributed Dental Practices (the "DCA Disposition", the MON Disposition, the Villanova Disposition and the DCA Disposition being herein referred to as the "Dispositions"); and

    WHEREAS, in connection with the MON Disposition, GDSC will enter into an amendment to the Management Agreement for the Annapolis/Cross Keys Practices, which amendment requires the consent of the Purchaser.

    NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

    1.  Capitalized Terms.  Capitalized terms used herein without definition have the meanings assigned to such terms in the Securities Purchase Agreement.

    2.  Allonge to the Note and the PIK Notes.

      (a) The Purchaser hereby consents to and accepts the amendment to the Note set forth in that Allonge dated as of the date hereof in the form attached hereto as Exhibit A (the "Allonge"), and agrees that the terms of the Note are modified by the Allonge.

      (b) The Purchaser hereby consents to and agrees to amend each PIK Note on the terms set forth in the Allonge, and agrees that the terms of each PIK Note are modified by the Allonge.

      (c) Purchaser will attach an Allonge to the Note and to each PIK Note. If Purchaser sells or assigns the Note (in whole or in part) or any PIK Note (in whole or in part) or sells a participation in any of them, it will deliver to its purchaser, Assignee or participant, as the case may be, the Allonge and take appropriate steps so that its purchaser, Assignee or participant is aware that the Allonge has amended the Note and all PIK Notes.

      (d) The Purchaser represents and warrants that: (i) it is the sole holder of the Note and all PIK Notes, (ii) it has not assigned, hypothecated or sold any interest or participation in the Note or any PIK Note, and (iii) it has full power and authority to enter into this Amendment and to consent to and accept the Allonge to the Note and to the PIK Notes.

    3.  Amendments to Securities Purchase Agreement.

      (a) Section 1.1 of the Securities Purchase Agreement is hereby amended by adding the following definitions:

        "'Allonge' has the meaning set forth in the Amendment.

        'Amendment' shall mean that certain Amendment to Securities Purchase Agreement, Consent to Allonge to Senior Subordinated Note and PIK Notes, Consent to Dispositions and Waiver, dated as of April 13, 2001.

        'Dispositions' has the meaning set forth in the Amendment.

        'DCA Disposition' has the meaning set forth in the Amendment.

        'MON Disposition' has the meaning set forth in the Amendment.

        'PIK Note' means any note issued as the payment of interest pursuant to the Note or any other PIK Note.

        'Villanova Disposition' has the meaning set forth in the Amendment."

      (b) Section 1.1 of the Securities Purchase Agreement is hereby amended by deleting clause (v) of the definition of the term "Change in Control," and inserting the following in lieu thereof:

        "(v)  Stephen R. Matzkin, D.D.S. shall cease to be the Co-Chairman, President and Chief Dental Officer of Parent with significant daily senior management responsibilities, provided that Mr. Matzkin is not replaced, or, if such change occurred in connection with the DCA Disposition, all senior management responsibilities of Mr. Matzkin are not reallocated to other officers of Parent, on an interim basis by the Board of Directors of Parent within ninety (90) days after the effective date of his resignation, termination, removal or death and such Board of Directors does not thereafter use its best efforts to retain a permanent replacement or permanently reallocate his duties to other officers of the Parent provided, that if Mr. Matzkin's significant management responsibilities are reallocated in connection with the DCA Disposition, such reallocation must be acceptable to the Purchaser in its reasonable discretion, and Purchaser's exercise of such discretion shall not be unreasonably withheld or delayed or require that any Company Party pay the Purchaser consideration in any form or type (other than any consideration payable pursuant to Section 1(e) of the Note or Section 5 of the Note); or"

      (c) Effective upon the closing of the DCA Disposition, the Securities Purchase Agreement is amended to delete DCA from the definition of "Company Party," "Company Parties," "Issuer" and "Issuers."

      (d) Section 1.1 of the Securities Purchase Agreement is hereby amended by adding to the definition of "Obligations," immediately after the phrase "the Note," the phrase "the Allonge."

      (e) Section 1.1 of the Securities Purchase Agreement is hereby amended by deleting the definition of the term "Senior Financial Covenants", and inserting the following in lieu thereof:

        "Senior Financial Covenants' shall mean, individually or collectively, the financial covenants set forth in Sections 7.08 (Cash Flow), 7.09 (Leverage Ratio), and 7.10 (Liquidity) of the Senior Credit Agreements, as such financial covenants may be modified from time to time, together with any new financial covenants included in the Senior Credit Documents on or after the date hereof."

      (f)  Clause (i) of Section 10.5 of the Securities Purchase Agreement is amended by deleting the phrase "so long as no Default or Event of Default has occurred and is continuing or would occur as a result thereof,".

      (g) Effective March 31, 2001, Sections 10.16(a), (b) and (c) of the Securities Purchase Agreement are hereby amended by deleting these Sections in their entirety and inserting the following in lieu thereof:

        "(a)  Cash Flow. The Company Parties shall not permit Cash Flow (as defined in the March 2000 Senior Credit Agreement) at the end of the fiscal quarter ending March 31, 2001, the two fiscal quarter period ending June 30, 2001, the three fiscal quarter period ending September 30, 2001 and any four fiscal quarter period ending thereafter to be less than the amounts shown below opposite such quarter end date:

Quarter Ending	Cash Flow
March 31, 2001	$3,825,000
June 30, 2001	7,735,000
September 30, 2001	11,645,000
December 31, 2001	15,810,000
March 31, 2002	16,745,000
June 30, 2002	17,680,000
September 30, 2002	18,615,000
December 31, 2002	19,550,000
March 31, 2003	20,612,500
June 30, 2003 and thereafter	21,250,000

        "(b)  Leverage Ratio. The Company Parties shall not permit the Leverage Ratio (as defined in the March 2000 Senior Credit Agreement) of Holdings and its Subsidiaries (on a consolidated basis) at the end of any fiscal quarter to be greater than:

Quarter Ending	Ratio
March 31, 2001	3.76:1.00
June 30, 2001	3.76:1.00
September 30, 2001	3.76:1.00
December 31, 2001	3.53:1.00
March 31, 2002	3.24:1.00
June 30, 2002	2.94:1.00
September 30, 2002	2.65:1.00
December 31, 2002	2.24:1.00
March 31, 2003	2.00:1.00
June 30, 2003 and thereafter	1.76:1.00

        "(c)  Liquidity. The Company Parties shall not permit the sum of (i) the undrawn Revolving Credit Commitments (as defined in the Senior Credit Agreements) for the two Senior Credit Agreements combined, plus (ii) unused commitments under new debt financing ranked junior to the obligations under the Senior Credit Agreements, plus (iii) cash on hand of the Company Parties on deposit with the Senior Administrative Agent or subject to blocked account agreements in favor of the Senior Lenders, on the last day of each month shown below, to be less than the correlative amount for such month:

Month	Liquidity Amount
March 31, 2001	$1,955,000
April 30, 2001	1,955,000
May 31, 2001	1,955,000
June 30, 2001	3,230,000
July 31, 2001	2,975,000
August 31, 2001	2,720,000
September 30, 2001	2,465,000
October 31, 2001 and thereafter	2,125,000

    provided, that the minimum liquidity amount at April 30, 2001 and May 31, 2001 shall increase to $3,230,000 if the Dispositions occur in April 2001, and the minimum liquidity amount at May 31, 2001 shall increase to $3,230,000 if the Dispositions occur in May 2001.

      (h) Sections 10.16(d), (e), (f) and (g) of the Securities Purchase Agreement are hereby deleted in their entirety.

      (i)  Section 10.16(h) of the Securities Purchase Agreement is hereby amended by adding the following at the end thereof:

"provided, however, that, on the date on which the Senior Financial Covenants are modified to give effect to the DCA Disposition, on one occasion only, the covenant levels set forth in clauses (a), (b) and (c) above shall be modified to reflect the modifications made to the corresponding Senior Financial Covenants at levels such that such covenant levels are 15% less restrictive than the new Senior Financial Covenants (e.g., if the new Senior Financial Covenant level for Cash Flow is $30,000,000, the Cash Flow level herein shall be $25,500,000; if the Senior Financial Covenant level for the Leverage Ratio is 2.25:1.00, the Leverage Ratio herein shall be 2.65:1.00); provided that to the extent that the modifications to the Senior Financial Covenants include other modifications other than pro forma accounting and financial changes occurring as a result of the DCA Disposition, the modifications to the covenants set forth herein shall be made without giving effect to such other modifications."

    4.  Waiver of existing Defaults and Events of Default; Mergers and Dissolutions of Subsidiaries.

      (a) Purchaser hereby waives, as of the date hereof, but only for the dates specified in Schedule A attached hereto, those Defaults and Events of Default set forth on Schedule A, as well as all defaults set forth in Section 3 of Amendment Agreement No. 3 and Waiver to the March 2000 Senior Credit Agreement, Section 3 of Amendment Agreement No. 6 and Waiver to the June 1999 Senior Credit Agreement and any defaults arising under the Securities Purchase Agreement or the Note as a result thereof. LLCP represents that it is not aware of any other Defaults or Events of Defaults.

      (b) Purchaser consents to (i) the dissolution of SPDS DMI, Inc., Gentle Dental IF, Inc., GMS Dental Group Management of Southern California, Inc., Gentle Dental of Irvine, Inc., Gentle Dental Legacy, Inc., GMS Dental Management of Hawaii, Inc., and GDSC of Piedmont, Inc., provided that each such dissolution results in the assets (if any) and liabilities (if any) of each dissolving company being assumed by the dissolving company's immediate parent, and (ii) the merger of Serra Park Dental Services, Incorporated into GDMI. Purchaser waives any Default or Event of Default that resulted or would result from any such merger or dissolution and agrees that no such merger or dissolution shall constitute a Change in Control. Upon such dissolution or merger becoming effective, the dissolving or merged company shall cease to be a Guarantor of the Obligations.

    5.  Consent to Dispositions.

      (a) Notwithstanding Sections 10.10, 10.11 or any other provision of the Securities Purchase Agreement to the contrary, Purchaser hereby consents to the Dispositions, including (without limitation) the amendment to the Management Agreement for Mid-Atlantic Dental Associates, P.A. that excludes the Annapolis/Cross Keys Practices from the operation of such agreement entered into in connection with the MON Disposition, and agrees that no Disposition shall constitute a Change in Control.

      (b) Contemporaneously with the closing of the DCA Disposition, (i) DCA and DCA's subsidiaries shall be, and are hereby automatically released from all Obligations, (ii) Purchaser will accept an allonge to the Note and each PIK Note deleting DCA as an Issuer and payor of such notes, and (iii) each Subsidiary of DCA shall be released from any Guarantee of any Obligations.

      (c) The foregoing consent to the DCA Disposition is expressly conditioned upon, and shall not be effective until satisfaction of, the following conditions:

         (i) The Senior Lenders shall have given their written consent to the DCA Disposition, and a copy of such written consent shall have been delivered to Purchaser;

        (ii) The Holders of the 7% Convertible Subordinated Notes shall have given their written consent to the DCA Disposition, and a copy of such written consent shall have been delivered to Purchaser, and shall have received no additional consideration therefor, other than the reduction of the conversion price thereof by an amount not to exceed $2.71 per share;

        (iii) If and to the extent that either the Senior Lenders or the Holders of the 7% Convertible Subordinated Notes shall receive any further or additional consideration for, in respect of or in connection with granting their consent to any Disposition, Purchaser shall have received equivalent consideration. By way of example and not limitation, if the conversion price of the 7% Convertible Subordinated Notes is reduced pursuant to the 7% Subordinated Debt Amendments or otherwise, then the exercise price for the Restated LLCP Warrant shall be reduced dollar for dollar. Further, if any consideration in excess of or in addition to the consideration reflected in the Senior Credit Agreements, as amended through the date hereof by Amendment Agreement No. 3 and Waiver and Amendment Agreement No. 6 and Waiver in the form provided to Purchaser on the date hereof is paid to the Senior Lenders under the Senior Credit Agreements in connection with the Dispositions, or any of them, then Purchaser shall be entitled to additional consideration, equal in kind and amount, computed on a dollar for dollar basis; and

        (iv) All expenses of Purchaser reimbursable in accordance with Section 8.6 of the Securities Purchase Agreement not previously reimbursed to Purchaser shall have been reimbursed in full.

    6.  Additional Guarantors.  DentalCo Management Services of Maryland, Inc. and the Dental Center, Inc., each agrees to join the Securities Purchase Agreement as a Guarantor of the Obligations and hereby agrees to be bound by the terms and conditions of the Securities Purchase Agreement as a Subsidiary Guarantor, including the provisions of Article 11 of the Securities Purchase Agreement.

    7.  Conditions to Effectiveness.

    This Amendment shall become effective upon the execution and delivery of counterparts hereof by the parties and the fulfillment of the following conditions (provided, however, that the effectiveness of the consent given in Section 5 hereof shall be further conditioned on the express conditions set forth in Section 5):

      (a) Purchaser shall have received certified copies of resolutions of the board of directors for each Company Party, approving and authorizing the execution, delivery, and performance of this Amendment, the Allonge and the Restated LLCP Warrant, certified as of the date hereof by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment.

      (b) Purchaser shall have received each of the following documents, duly executed by each person which is a party thereto:

         (i) The Restated LLCP Warrant;

        (ii) The Allonge;

        (iii) One (1) copy of each of the Bank Warrants;

        (iv) One (1) copy of each of the Credit Agreements, including but not limited to that certain Amendment Agreement No. 3 and Waiver and that certain Amendment Agreement No. 6 and Waiver;

        (v) One (1) copy of the consent of the Holders of the 7% Convertible Subordinated Notes, and the Amendment to the 7% Convertible Subordinated Promissory Notes;

        (vi) A certificate of an officer of Parent, stating that (x) no consideration has been paid or accrued by the Senior Lenders or the holders of the 7% Convertible Subordinated Notes in respect of the transactions consented to hereby other than that previously disclosed to Purchaser in writing, and (y) all other terms and provisions of that certain Letter Agreement by and between Purchaser and Parent, dated as of April 9, 2001 have been fully complied with; and

       (vii) All expenses of Purchaser reimbursable in accordance with Section 8.6 of the Securities Purchase Agreement incurred in connection with this Amendment have been reimbursed in full.

      (c) Parent hereby agrees and acknowledges that the amendment fee and all other consideration to be given to Purchaser in connection with this Amendment or the consents granted herein, expressly including, but not limited to, the amendment fee in the amount of Two Million Two Hundred Fifty Thousand Dollars ($2,250,000), as reflected in the Allonge to the Senior Subordinated Note, or the amendment and restatement of the LLCP Warrant, as reflected in the Amended and Restated Warrant, of even date herewith, are fully earned and non-refundable upon execution and delivery of this Amendment.

    8.  Miscellaneous.

      (a) Except as herein expressly amended, the Securities Purchase Agreement is ratified and affirmed in all respects and shall remain in full force and effect in accordance with its terms.

      (b) The waivers set forth in Section 4 hereof shall be limited precisely as written and shall not be deemed to constitute a waiver of compliance by any Company Party of any term or condition of the Securities Purchase Agreement or the Note occurring after the date hereof.

      (c) This Amendment may be executed by the parties hereto individually or in combination, in one or more counterparts, each of which shall be an original and all which shall constitute one and the same agreement.

      (d) Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

      (e) This Amendment shall be governed by, construed and interpreted in accordance with, the laws of the State of California applicable to contracts made and performed in that state (without regard to the choice of law or conflicts of law provisions thereof) and any applicable laws of the United States of America.

      (f)  The parties hereto shall, at any time and from time to time following the execution of this Amendment, execute and deliver all such further instruments and take all such further actions as may be reasonably necessary or appropriate in order to carry out the provisions of this Amendment.

    IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized representatives on the date first above written.

ISSUERS
GENTLE DENTAL SERVICE CORPORATION, a Washington corporation
By:	/s/ MICHAEL T. FIORE Michael T. Fiore President and Chief Executive Officer
GENTLE DENTAL MANAGEMENT, INC., a Delaware corporation
By:	/s/ MICHAEL T. FIORE Michael T. Fiore President and Chief Executive Officer
DENTAL CARE ALLIANCE, INC., a Delaware corporation
By:	/s/ STEVEN R. MATZKIN, D.D.S. Steven R. Matzkin, D.D.S. President and Chief Executive Officer
PARENT AND GUARANTOR
INTERDENT, INC., a Delaware corporation
By:	/s/ MICHAEL T. FIORE Michael T. Fiore Co-Chairman and Chief Executive Officer

SUBSIDIARY GUARANTORS
GMS DENTAL GROUP MANAGEMENT OF HAWAII, INC., a Hawaii corporation
By:	/s/ MICHAEL T. FIORE Michael T. Fiore President
GENTLE DENTAL OF IRVINE, a California corporation
By:	/s/ MICHAEL T. FIORE Michael T. Fiore President
GDSC OF PIEDMONT, INC., a California corporation
By:	/s/ MICHAEL T. FIORE Michael T. Fiore President
GENTLE DENTAL LEGACY, INC., a Nevada corporation
By:	/s/ MICHAEL T. FIORE Michael T. Fiore President
DENTAL CARE ALLIANCE OF FLORIDA, INC., a Florida corporation
By:	/s/ STEVEN R. MATZKIN Steven R. Matzkin President

DENTAL CARE ALLIANCE OF MICHIGAN, INC., a Michigan corporation
By:	/s/ STEVEN R. MATZKIN Steven R. Matzkin President
DENTAL CARE ALLIANCE OF GEORGIA, INC., a Florida corporation
By:	/s/ STEVEN R. MATZKIN Steven R. Matzkin President
DENTAL CARE ALLIANCE OF INDIANA, INC., a Florida corporation
By:	/s/ STEVEN R. MATZKIN Steven R. Matzkin President
DENTAL ONE ASSOCIATES, INC., a Georgia corporation
By:	/s/ STEVEN R. MATZKIN Steven R. Matzkin President
DENTAL CARE ALLIANCE OF PENNSYLVANIA, INC., a Florida corporation
By:	/s/ STEVEN R. MATZKIN Steven R. Matzkin President

Additional Companies as Guarantors:	DENTALCO MANAGEMENT SERVICES OF MARYLAND, INC., as a Guarantor
	By:	/s/ MICHAEL T. FIORE
Name: Michael T. Fiore Title: President
THE DENTAL CENTER, INC., as a Guarantor
	By:	/s/ MICHAEL T. FIORE
Name: Michael T. Fiore Title: President
PURCHASER
LEVINE LEICHTMAN CAPITAL PARTNERS, INC., a California corporation
On behalf of LEVINE LEICHTMAN CAPITAL PARTNERS II, L.P., a California limited partnership
By: /s/ LAUREN B. LEICHTMAN _______________________________ Lauren B. Leichtman Chief Executive Officer

Schedule A

List of Defaults

1.
Leverage Ratio; Interest Leverage Ratio, (a) Leverage Ratio (senior debt leverage ratio)

2.
Leverage Ratio; Interest Leverage Ratio, (b) Interest Leverage Ratio (total debt leverage ratio)

3.
Net Worth

4.
Fixed Charge Ratio

5.
Interest Coverage Ratio {EBITDA / (Cash Interest + Preferred Dividends)}

6.
Interest Coverage Ratio {(EBITDA—CAPEX) / (Cash Interest + Preferred Dividends)}

7.
Cross Default to Senior Debt through the effective date of this amendment, for those defaults waived in Section 3 of the Amendment Agreement No. 3 and Waiver, and in Section 3 of the Amendment Agreement No. 6 and Waiver, only as of the dates, for the periods, and to the extent waived by the Senior Lenders in such documents

8.
Payment Default with respect to October 2000, November 2000, December 2000, January 2001, February 2001 and March 2001 interest payments

9.
Any failure to notify the Purchaser of any of the defaults specified above.

10.
Any cross default to the Convertible Subordinated Notes to the same extent that any such defaults have been waived by the holders of such notes as of the date hereof.

  Defaults noted in items 1 and 2 are defaults occurring as of September 30, 2000, December 31, 2000 and March 31, 2001. Defaults noted in items 3 through 6, inclusive, are defaults occurring as of December 31, 2000 and March 31, 2001.

Schedule A–1

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AMENDMENT TO SECURITIES PURCHASE AGREEMENT, CONSENT TO ALLONGE TO SENIOR SUBORDINATED NOTE AND PIK NOTES, CONSENT TO DISPOSITIONS AND WAIVER
Schedule A